Exhibit 10.6

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

NOCIMED, LLC

for

SYSTEMS, MATERIALS, AND METHODS TO LOCALIZE AND EVALUATE PAIN AND DEGENERATIVE PROPERTIES OF TISSUE

UC Case Nos. SF2005-063, SF2005-064, SF2006-113 and SF2008-111

TABLE OF CONTENTS

Article No.	Title	Page

BACKGROUND

1.	DEFINITIONS

2.	GRANT

3.	SUBLICENSES

4.	PAYMENT TERMS

5.	LICENSE ISSUE FEE

6.	LICENSE MAINTENANCE FEE

7.	PAYMENTS ON SUBLICENSES

8.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

9.	MILESTONE PAYMENTS

10.	DUE DILIGENCE

11.	PROGRESS AND ROYALTY REPORTS

12.	BOOKS AND RECORDS

13.	LIFE OF THE AGREEMENT

14.	TERMINATION BY THE REGENTS

15.	TERMINATION BY LICENSEE

16.	DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

17.	USE OF NAMES AND TRADEMARKS

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18.	LIMITED WARRANTY

19.	LIMITATION OF LIABILITY

20.	PATENT PROSECUTION AND MAINTENANCE

21.	PATENT MARKING

22.	PATENT INFRINGEMENT

23.	INDEMNIFICATION

24.	NOTICES

25.	ASSIGN ABILITY

26.	WAIVER

27.	FORCE MAJEURE

28.	GOVERNING LAWS; VENUE; ATTORNEYS FEES

29.	GOVERNMENT APPROVAL OR REGISTRATION

30.	COMPLIANCE WITH LAWS

31.	CONFIDENTIALITY

32.	MISCELLANEOUS

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UC Cases SF2005-063, SF2005-064, SF2006-113, SF2008-111

EXCLUSIVE LICENSE AGREEMENT

for

SYSTEMS, MATERIALS, AND METHODS TO LOCALIZE AND EVALUATE

PAIN AND DEGENERATIVE PROPERTIES OF TISSUE

This license agreement ("Agreement") is made effective this 18th day of January, 2008 ("Effective Date"), by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, California 94107, and Nocimed, LLC ("Licensee"), a Delaware limited liability corporation, having a principal place of business at 713 Sandoval Way, Hayward, California 94544.

BACKGROUND

A.       Certain inventions, generally characterized as Systems, Materials, and Methods To Localize and Evaluate Pain and Degenerative Properties of Tissue; (collectively "Invention"), were made by Drs. Sharmila Majumdar, Kayvan Keshari, John Kurhanewicz, Jeffrey C. Lotz, and David S. Bradford ("Inventors"), in the course of research at the University of California San Francisco ("UCSF"), and are claimed in Patent Rights as defined below.

B.        The Licensee and The Regents have executed a Sponsored Research Agreement, dated January 18, 2008, to govern the sponsoring of research conducted at UCSF in the laboratory of Dr. Sharmila Majumdar ("Research Agreement"), and the further development of the Inventions will be sponsored in part by the Licensee under said Research Agreement.

C.        The Licensee and The Regents have executed a Letter of Intent (UC Control No. 2007-30-0001) dated May 26, 2006 (and extensions thereof dated November 15, 2006, and March 15, 2007).

D.        The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set fmih herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

E.         The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

F.         The Licensee is a "small business firm" as defined in 15 U.S.C. §632.

G.        Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

H.        Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee's or a Sublicensee's last act of infringement of Patent Rights within the control of the Licensee or a Sublicensee, regardless of whether the Licensee or a Sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees.

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The parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1      "Affiliate" of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. "Control" means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty-one percent (51%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2      "Attributed Income" means the total gross proceeds (exclusive of earned royalties of Sublicensees, but including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other form of consideration, received by the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense, arrangement or other relationship. Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at up to one hundred twenty-five percent (125%) of market value; (iii) reimbursements of Patent Prosecution Costs and patent maintenance expenses; and (iv) reimbursement for the cost of research and/or development services provided on the basis of full time equivalent ("FTE") efforts of personnel at or below commercially reasonable and standard FTE rates.

1.3     "Earned Royalty" means Sublicensee Royalty (as defined in Paragraph 7.2) and Royalty (as defined in Paragraph 8. I)

1.4     "Field of Use" means all applications.

1.5     "FTE" is defined in Paragraph 1.2 (Attributed Income).

1.6     "Joint Venture" means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture to commercially exploit Licensed Products or Licensed Services, in which the separate entity manufactures, uses, purchases from the Licensee or Sublicensee, Sells, or acquires from the Licensee or Sublicensee, Licensed Products or Licensed Services.

1.7     "Licensed Method" means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights were they issued at the time of the infringing activity in that country.

1.8     "Licensed Product" means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights were they issued at the time of the infringing activity in that country.

1.9     "Licensed Service" means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

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1.10    "Net Invoice Price" means (a) the gross price received and the value of any other consideration received by the Licensee and/or any Sublicensee for a Licensed Product or Licensed Service, or (b) in those instances where the Licensed Product or Licensed Service is combined in any manner with any other Product or service, the gross amount received and the value of any other consideration received by the Licensee and/or any Sublicensee for the combined Product or service in its entirety, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service and are separately billed:

1.10.1	Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;

1.10.2	Freight, transport packing and insurance charges associated with transportation;

1.10.3	Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales. "Deductible Value Added Tax" means value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.10.4	Only those discounts and rebates that are part of a formulary program and are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product or Licensed Service when included in such formulary program, as permitted by 42 U.S.C. § 1320a-7b;

1.10.5	Only those wholesaler's discounts and rebates that are part of a formulary program and are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product or Licensed Service when included in such formulary program, as permitted by 42 U.S.C. § 1320a-7b; and

1.10.6	Rebates and discounts paid or credited pursuant to applicable law.

1.11    "Net Sale" means:

1.11.1	except in the instances described in Paragraphs 1.11.2, 1.11.3 and 1.11.4 of this Paragraph, the Net Invoice Price;

1.11.2	for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product or Licensed Service;

1.11.3	in those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of products or services of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any Sublicensee. Where such products or services are not currently being offered for Sale by the Licensee and/or any Sublicensee, the Net Sales for Licensed Product or Licensed Service otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products or services of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products or services are not currently Sold or offered for Sale by the Licensee and/or any Sublicensee, then the Net Sales shall be the Licensee's and/or any Sublicensee's cost of manufacture of Licensed Product or the cost of conducting the service, determined according to generally accepted accounting principles ("GAAP"), plus fifty percent (50%); and

1.11.4	in those instances where the Licensee or any Sublicensee acquires a Licensed Product or Licensed Service and then subsequently Sells or otherwise exploits such Licensed Product or Licensed Service, Net Sales shall mean the Net Invoice Price upon the Sale or other exploitation of such Licensed Product or Licensed Service by the Licensee or any Sublicensee, with the resulting royalty amount due to The Regents subject to a deduction for any royalty amounts paid to The Regents on account of an earlier Sale or other exploitation of such Licensed Product or Licensed Service, if any.

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1.12     "New Developments" means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.13     "Patent Prosecution Costs" is defined in Paragraph 20.4.

1.14     "Patent Rights" means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
2005-063-1	Application No. 60/648,241	Filed January 28, 2005, now abandoned
2005-063-2	Application No. 60/737,110	Filed November 15, 2005, now abandoned
2005-063-3	Application No. 11/829,847	Filed July 27, 2007
2005-064-1	Application No. 60/719,670	Filed September 21, 2005, now abandoned
2005-064-2	Application No. 60/750,990	Filed December 15, 2005, now abandoned
2005-064-3	PCT Application No. PCT/US06/036943	Filed September 21, 2006
2006-113	To be filed.	To be filed
2008-111	To be filed.	To be filed.

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications (requested under Paragraph 20.6 herein) and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application). This definition of Patent Rights excludes any rights in and to New Developments and Subordinate New Developments, except to the extent provided for under Section 2.4.

1. 15    "Pre-Existing Specific Know-How" means only those protocols, methods, algorithms, or other information (or new applications of the former) developed by the Inventors (in whole or in part) prior to or as of the Effective Date and specifically for controlling, operating and/or interfacing spine detector coil arrays within clinically relevant MRI systems for NMR spectroscopy purposes, and provided only to the extent covered by the Patent Rights or in order to enable or reduce to practice (or constituting best mode of) any invention(s) under the Patent Rights.

1.16     "Product" means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.17     "Qualified Financing" means Licensee raising at least $250,000.00 in total aggregate capital proceeds, including cash or cash equivalents, through one or a series of debt, equity, or other form of transactions yielding such capital proceeds.

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1. 18    "Related Party" means a corporation, firm or other entity with which, or individual with whom, the Licensee and/or any Sublicensee (or any of their respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product or Licensed Service, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product or Licensed Service than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

1.19     "Relationship-Influenced Sale" means a Sale of a Licensed Product or Licensed Service, or any exploitation of the Licensed Product or Licensed Method between the Licensee, and/or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee and/or a Sublicensee.

1.20     "Relationship-Influenced Sale Purchaser" means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

1.21     "Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" means to have made or caused to be made a Sale.

1.22     "Service Income" means Net Sales with respect to Licensed Services. Service Income shall not include Attributed Income.

1.23     "Sublicensee" means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.24    "Sublicense Fee" is defined in Paragraph 7.1.

1.25     "Subordinate New Developments" means patentable inventions, or claims to inventions, which constitute advancements, developments or improvements, which are made within three years of the Effective Date ("Research Period") in the laboratory of Dr. Sharmila Majumdar and the claims of which are dominated by the Patent Rights.

1.26     "Valid Claim" means a claim of a patent or patent application in any county that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such county from which no further appeal has or may be taken.

2.	GRANT

2.1       Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents grants to the Licensee an exclusive license (except and unless as may be othetwise expressly provided for in this Agreement) under its rights in and to Patent Rights to make, have made, use, Sell, have Sold, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, in the Field of Use.

2.2        Subject to the limitations and other terms and conditions set forth in this Agreement, and to the extent disclosed to The Regents and owned by The Regents, The Regents grants to the Licensee a non-exclusive license to Pre-Existing Specific Know-How to make, have made, use, Sell, have Sold, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, in the Field of Use.

2.3        The licenses granted in Paragraphs 2.1 and 2.2 are limited to methods and products that are within the Field of Use. For other methods and products, the Licensee has no license under this Agreement.

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2.4        Subject to the limitations and other terms and conditions set forth in this Agreement, and to the extent The Regents is legally able to do so, The Regents grants to the Licensee a time limited exclusive option ("Option") within the Field of Use to exclusively license any Subordinate New Developments or Pre-Existing Specific Know-How (but only to the extent that the Pre-Existing Specific Know-How is or becomes claimed in a patent application or patent owned by The Regents). The Regents shall inform Licensee of any such Subordinate New Development or Pre-Existing Specific Know-How as soon as practicable following such time that such Subordinate New Development becomes known to the licensing professional responsible for the administration of this Agreement. The Licensee will have until ninety (90) days after the end of the Research Period ("Option Period") to exercise the Option by written notice to The Regents. Within thirty (30) days of exercise of the Option, The Regents and the Licensee shall make best efforts to execute an amendment to this Agreement to add the Subordinate New Developments and/or Pre-Existing Specific Know-How to the definition of Patent Rights hereunder. The first such amendment, and only such first amendment, will include an obligation by the Licensee to pay an amendment fee often thousand dollars ($10,000) within thirty days of execution of such first amendment. In the event that Licensee does not exercise its Option within the Option Period, The Regents shall have no further obligations to the Licensee with respect to the Subordinate New Development(s) or, subject to Paragraph 2.2, Pre-Existing Specific Know-How offered for license.

2.5        The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, and any technology relating to any of the foregoing and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results. For the avoidance of doubt, to the extent the Invention and any technology relating to any of the foregoing are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, technology and any Products or processes that are the subject of any of the foregoing.

3.	SUBLICENSES

3.1     The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. Such sublicenses will include all of the terms, conditions, obligations and other restrictions of this Agreement that protect or benefit The Regents' (and, if applicable, the United States Government's and other sponsors') rights and interests, other than those terms, conditions and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.3 (Minimum Annual Royalty) and Paragraphs 20.4 and 20.6 (reimbursement for Patent Prosecution Costs). For the avoidance of doubt, the Licensee shall have no right to permit any Sublicensee and no Sublicensee shall have any right to further sublicense any of the rights granted to the Licensee hereunder, except that each Sublicensee (except Affiliates and Joint Ventures) may sublicense to its affiliates as affiliate is defined in Paragraph I.I with sublicensee substituted for licensee in the definition, to the extent reasonably needed for the development and commercialization of Licensed Products in accordance with this Agreement. Also, for the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2     In the event that The Regents and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents' rights on the terms and conditions described in this Article 3 (Sublicenses).

3.3     The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents. The Licensee will guarantee all monies due The Regents from Sublicensees. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Sublicensee Royalty required to be paid under Paragraph 7.2 below, then the Licensee will pay to The Regents a total amount equal to the Sublicensee Royalty based on the Sublicensees' Net Sales as provided for in Paragraph 7.2. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees.

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3.4     If Licensee licenses patent rights assigned to or otherwise acquired by it ("Licensee's Patent Rights"), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee's Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee's Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.5     Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. The Regents shall not be bound to any duties under an assigned sublicense beyond The Regents' duties under this Agreement. In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, any such assignment will include a modification to the sublicense that requires payment of Earned Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set fo1ih in Article 8 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 4 (Payment Terms).

4.	PAYMENT TERMS

4.1     Paragraphs 1.7, 1.8, 1.9 and 1.14 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.11. Sublicense Fees with respect to any Attributed Income shall accrue to The Regents within thirty (30) days of the date that such Attributed Income is due to the Licensee.

4.2     The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 31) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee's most recently completed calendar quarter.

4.3     All consideration due The Regents will be payable and will be made in United States dollars by check payable to "The Regents of the University of California" or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the county in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last thirty (30) days of the reporting period.

4.4     Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in, any countty outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.11 (Net Sales).

4.5     Notwithstanding the provisions of Article 27 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any county where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

4.6     In the event that any patent or claim thereof included within the Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken (or a patent application has been declared unpatentable by a governing patent authority from which no appeal has or can be taken, or in the event such declaration has resulted in the filing or prosecution of related claims in additional related patent applications but not been overcome by granting an issued patent with a Valid Claim within 3 years time), then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services.

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4.7     In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate often percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

4.8     No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products or Licensed Services Sold for the purpose of conducting clinical trials to assess the safety or efficacy of, or to gain regulatory approval or clearance for the sale of, Licensed Products or Licensed Services.

5.	LICENSE ISSUE FEE

5.1     The Licensee shall pay to The Regents a license issue fee of fifteen thousand dollars ($15,000) within seven (7) days of the close of a Qualified Financing. This fee is non refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

5.2     If the Licensee does not close the Qualified Financing within six (6) months of the Effective Date, this Agreement may be terminated by The Regents subject to Article 14 (Termination by The Regents).

6.	LICENSE MAINTENANCE FEE

The Licensee shall also pay to The Regents a license maintenance fee of ten thousand dollars ($10,000) beginning on the two-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product or Licensed Services. The license maintenance fee is non refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7.	PAYMENTS ON SUBLICENSES

7.1      The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees, except with respect to an Affiliate ("Sublicense Fees"):

7.1.1	forty percent (40%) of all Attributed Income if a sublicense is executed prior to the submission of an Investigational Device Exemption ("IDE") application, 510(k) premarket notification ("510(k)"), or Premarket Approval application ("PMA") to the United States Food and Drng Administration ("FDA") (or foreign equivalent, including without limitation a CE Mark) for a Licensed Product or Licensed Service covered by the sublicense;

7.1.2	twenty percent (25%) of all Attributed Income if such sublicense is executed after submission of an IDE, 510(k), or PMA application to the FDA (or foreign equivalent, including without limitation a CE Mark) for a Licensed Product or Licensed Service covered by the sublicense, but prior to notification of market approval, clearance, or notification by the FDA (or foreign equivalent, including without limitation a CE mark) of a Licensed Product or Licensed Service covered by the sublicense;

7.1.3	ten percent (10%) of all Attributed Income if such sublicense is executed after notification of market approval, clearance, or notification by the FDA (or foreign equivalent, including without limitation a CE Mark) for a Licensed Product or Licensed Service covered by the sublicense.

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7.2     The Licensee will also pay to The Regents, with respect to each Sublicensee (other than an Affiliate or Joint Venture), an earned royalty of: (i) four percent (4%) of the Net Sales of each Licensed Product or Licensed Method; and (ii) four percent (4%) of any Service Income ("Sublicensee Royalty"); provided, however, that such Sublicensee's earned royalty shall be subject to the Royalty Stacking Adjustment provided under Section 8 hereunder.

8.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1     The Licensee will also pay to The Regents an earned royalty of (i) four percent (4%) of the Net Sales of Licensed Product or Licensed Method by the Licensee or any Affiliate or Joint Venture; and (ii) four percent (4%) of any Service Income of the Licensee, any Affiliate or Joint Venture ("Royalty").

8.2     The Licensee will also pay to The Regents a minimum annual royalty for the life of Patent Rights, beginning with the first full calendar year (i.e., beginning with January I st and ending with December 31st) of Sales following the first Sale of Licensed Product or Licensed Service, but no later than calendar year 2010. The Licensee shall pay to The Regents a minimum annual royalty of twenty thousand dollars ($20,000) for the first full calendar year of Sales of Licensed Product or Licensed Service. For the second calendar year of Sales of Licensed Product or Licensed Service and for each year thereafter for the life of the Patent Rights, the Licensee shall pay to The Regents a minimum annual royalty of fifty thousand dollars ($50,000). The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.

8.3       Notwithstanding other provisions hereunder to the contrary with respect to Earned Royalty, the Earned Royalty noted above hereunder this Section 8 (the "Initial Earned Royalty") shall be reduced by a royalty stacking adjustment to instead equal an "Adjusted Royalty" in the event that the Earned Royalty plus any additional royalty Licensee owes to one or more third parties for Net Sales of Licensed Products or Licensed Services (Third Patty Royalty)(together the "Total Stacked Royalty") exceeds a "Total Maximum Royalty" of eight percent (8%). In this case, the Royalty shall be reduced to equal the Adjusted Royalty which shall be a pro-rata portion of the Total Maximum Royalty according to the following formula: Adjusted Royalty= (Earned Royalty/ Total Stacked Royalty) x Total Maximum Royalty. For example, in order to provide absolute clarity, where the Initial Earned Royalty is 4% and additional royalty burden to Licensee for Licensed Product equals 5%, then the Total Stacked Royalty of 9% exceeds the Total Maximum Royalty of 8% and therefore the Earned Royalty instead due to The Regents shall equal an Adjusted Royalty= (4% / 9%) x 8% = 3.56%. Notwithstanding the foregoing, however, in no event shall the Earned Royalty be reduced to an Adjusted Royalty that is less than 50% of the Initial Earned Royalty.

9.	MILESTONE PAYMENTS

9.1       With respect to each Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts upon the events specified following the Effective Date hereof:

9.1.1	twenty-five thousand dollars ($25,000) upon the 6 month anniversary date following a CE Mark approval of the Licensed Product; and

9.1.2	seventy-five thousand dollars ($75,000) upon the 6 month anniversary date following notification of market approval of a Licensed Product by the FDA; and

9.1.3	following notification of market approval for a Licensed Product by the FDA, an additional seventy-five thousand dollars ($75,000) upon (i) effective existence of one or more payer reimbursement codes and (ii) approved national coverage in the United States by at least one significant national healthcare provider for Licensed Products or Licensed Services sufficient to provide Licensee at least a fifty percent (50%) profit margin on Net Sales.

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9.2      For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.2 will be payable with respect to the first Licensed Product meeting the indicated milestone only. Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture or Sublicensee.

9.3      Indexed Milestone Payment:

Within sixty (60) days of either:

(i)	closing of an initial public offering of the common stock of Licensee pursuant to a registration statement filed with the Securities and Exchange Commission; or

(ii)	a Change of Control Transaction,

Licensee shall make to The Regents a cash payment equal to the number of shares of common stock equal to three percent (3%) of the total number of shares issued, at the time Licensee reaches one million dollars ($1,000,000) in financial proceeds raised, including cash or cash equivalents, through one or a series of debt, equity, or other form of transactions yielding such capital proceeds, times $P, where $P (i) in the case of an initial public offering, is the price to the public in such offering per share of Licensee's common stock (as adjusted for stock splits, stock dividends, recapitalization and like transactions following the date hereof), or (ii) in the case of a Change of Control Transaction, is the average price per share of Licensee's common stock (as adjusted for stock splits, stock dividends, recapitalization and like transactions following the date hereof) paid by the acquiring third party for Licensee's common stock acquired in the Change of Control Transaction, including the fair market value of any non-cash consideration paid by such acquiring third party therefore.

As used herein, "Change of Control Transaction" means any consolidation, merger, reorganization or other transaction or series of transactions in which greater than fifty percent (50%) of the voting power of Licensee is transferred to a third party. However, a transaction involving a third party will not be considered as a Change of Control Transaction if such transaction or series of transactions does not provide liquidity to at least a majority of Licensee's previous shareholders, either in the form of cash or stock that is freely tradeable and listed on a national securities exchange.

9.4      All milestone payments are due to The Regents within ninety (90) days of the occurrence of the applicable milestone event.

10.	DUE DILIGENCE

10.1     The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of a Licensed Product or Licensed Service and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefore (to the extent commercially reasonable according to industry standards for companies of similar type and stage as is Licensee at the time).

10.2     The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

10.3     The Licensee will:

10.3.1	Achieve first animal or human clinical studies to evaluate a Licensed Product or Licensed Method within eighteen (18) months from the Effective Date;

10.3.2	submit a 51O(k), IDE, or CE Mark application covering Licensed Product for to the United States FDA (or foreign equivalent) within four (4) year(s) from the Effective Date;

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10.3.3	market a Licensed Product by 2013;

10.3.4	to the extent commercially reasonable according to industry standards for companies of similar type and stage as is Licensee at the time, fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement.

10.4     If the Licensee is unable to perform any of the above provisions for reasons other than technical failure of the technology under the Patent Rights that could not have been reasonably avoided in advance, then The Regents has the right and option to either (i) terminate this Agreement or (ii) reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 10.7 below, provided, however that if Licensee meets the requirements of 10.3.1-10.3.3, then The Regents shall only have the right and option under (ii) immediately above for Licensee failing to meet the requirement under I 0.3.4. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

10.5     In addition to the obligations set forth above, unless Licensed Product is earlier Sold or the milestones indicated in Section 10.3.2 is earlier met, the Licensee shall spend an aggregate of not less than one million dollars ($1,000,000) for the development of Licensed Products during the first three (3) years of this Agreement, which may include direct expenditures by Licensee itself in addition to any other funding including without limitation under grants applied or sponsored by Licensee.

10.6     If the Licensee fails or is unable to comply with the spending requirement set forth in Paragraph 10.5, provided however only to the extent Licensee does not earlier meet the requirements under 10.3.1-10.3.3 above, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

10.7     To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 10 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has ninety (90) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the ninety (90)-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide notice as set forth in Article 14 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non exclusive license by giving written notice to the Licensee.

11.	PROGRESS AND ROYALTY REPORTS

11.1     Beginning on January 15, 2009, and annually thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 11.2 below covering the Licensee's (and any Affiliates', Joint Ventures' or Sublicensee's) activities related to the development and testing of all Licensed Products and Licensed Services, the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 10 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

11.2     Progress reports submitted under Paragraph 11.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 10 (Due Diligence) above:

11.2.1	summary of work completed as of the submission date of the progress report;

11.2.2	key scientific discoveries as of the submission date of the progress report;

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11.2.3	summary of work in progress as of the submission date of the progress report;

11.2.4	current schedule of anticipated events and milestones, including those event and milestones specified in Article IO (Due Diligence);

11.2.5	market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

11.2.6	Sublicensees' activities relating to the above items, if there are any Sublicensees; and

11.2.7	a summary of resources (dollar value) spent in the reporting period.

11.3      If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement's expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

11.4     The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, or with respect to any Affiliates, Joint Ventures, or Sublicensees having any rights hereunder. The Licensee will notify The Regents of any change of its status or that of any such Affiliate, Joint Venture, or Sublicensee within thirty (30) days of the change in status.

11.5     The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

11.6     Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty and Sublicensee Fee report will cover Licensee's most recently completed calendar quarter and will, at a minimum, show:

11.6.1	the gross invoice prices and Net Sales of Licensed Products or Licensed Services sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) and any Service Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

11.6.2	the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

11.6.3	the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

11.6.4	the Earned Royalties, in United States dollars, payable with respect to Net Sales and Service Income;

11.6.5	the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

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11.6.6	the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

11.6.7	the exchange rates used, if any;

11.6.8	the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration;

11.6.9	for each Licensed Product and each Licensed Service, the specific Patent Rights identified by UC Case Number exercised by the Licensee or any Affiliate, Joint Venture, or Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product and/or using, selling or offering for Sale such Licensed Service; and

11.6.10	any other information reasonably necessary to confirm Licensee's calculation of its financial obligations hereunder.

11.7     If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

12.	BOOKS AND RECORDS

12.1     The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Attributed Income, all Service Income and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least five (5) years· after the date of the payment to which they pertain and will be open to inspection by representatives or agents of The Regents at reasonable times to determine their accuracy and assess the Licensee's compliance with the terms of this Agreement.

12.2     The Regents shall pay the fees and expenses of such examination. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

13.	LIFE OF THE AGREEMENT

13.l     Unless otherwise terminated by operation of law, Paragraph 13.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

13.2     This Agreement will automatically terminate without the obligation to provide 60 days' notice as set forth in Article 14 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

13.3     Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.7	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses
Paragraphs 8.1 and 8.2	Earned Royalties and Minimum Annual Royalties
Article 12	Books and Records
Article 13	Life of the Agreement

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Article 16	Disposition of Licensed Products and Licensed Services on Hand Upon Termination or Expiration
Article 17	Use of Names and Trademarks
Article 18	Limited Warranty
Article 19	Limitation of Liability
Paragraphs 20.4 & 20.6	Patent Prosecution and Maintenance
Article 23	Indemnification
Article 24	Notices
Article 28	Governing Laws; Venue; Attorneys Fees
Article 31	Confidentiality

13.4     The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 7 (Payments on Sublicenses), 8 (Earned Royalties and Minimum Annual Royalties) and 16 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

14.	TERMINATION BY THE REGENTS

If the Licensee materially fails to perform or materially violates any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee fails to repair such material default within ninety (90) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination ("Notice of Termination") to the Licensee.

15.	TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents.

Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 20.6) will be effective sixty (60) days from the effective date of such notice.

16.     DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

16.1     Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, but no more and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefore required under this Agreement. The Licensee may not otherwise make, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination under this Agreement.

16.2     If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired, excluding future fees or obligations not yet actually occurred or incurred upon the termination or expiration.

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17.	USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee's consent case-by-case, The Regents may list Licensee's name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the UCSF Office of Technology Management, the use by the Licensee of the name “The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited; provided, however, that notwithstanding the foregoing the Licensee may use such name(s) in a statement of fact for purpose of disseminating information about Licensee's business affairs to its own existing shareholders, investors, shareholders of investors, employees, consultants, agents, partners, joint venturers, or affiliates of Licensee, and to the extent required by law in a statement of fact for the purpose of conducting private or public financing (including without limitation in relation to a public offering to sale securities of Licensee's company), or merger, acquisition, or joint venture activities of Licensee.

18.	LIMITED WARRANTY

18.1     The Regents warrants to the Licensee that it has the lawful right to grant this license, and that The Regents (as of the Effective Date and to the extent of the actual knowledge without search of the licensing professional responsible for the administration of this Agreement) is not aware of any additional rights other than those herein granted that are owned by The Regents and that would be infringed by Licensee practicing and commercially exploiting the Patent Rights hereunder by making, using, and selling Licensed Products, Methods, or Services.

18.2     Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

18.3     This Agreement does not:

18.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

18.3.2	express or imply a warranty or representation that anything made, used, Sold, offered for Sale or impotted or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

18.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 22 (Patent Infringement); or

18.3.4	confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

18.3.5	obligate The Regents to furnish any New Developments (except as provided for under Paragraph 2.4), know-how, technology or information (except as provided for under Paragraph 2.2) not provided in Patent Rights.

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19.	LIMITATION OF LIABILITY

THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20.	PATENT PROSECUTION AND MAINTENANCE

20.1     As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 20 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice. The Regents' counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee's comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee's comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 31 (Confidentiality).

20.2     The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

20.3     The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.

20.4     The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement ("Patent Prosecution Costs"). Patent Prosecution Costs billed by The Regents' counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are equal to at least forty-nine thousand one hundred twelve dollars ($49, 112).

20.5     The Licensee may request that The Regents obtain patent protection on the Invention in foreign countries, if available and if it so desires. The Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee's obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.

20.6     The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the sixty (60) day period after receipt by The Regents of a Notice of Termination from Licensee, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the sixty (60) day period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon sixty (60) days' written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s). Notwithstanding anything to the contrary hereunder, in no case shall Licensee be required to pay costs incurred by The Regents, whether as Patent Prosecution Costs or otherwise, to the extent a subsequent Licensee reimburses such costs.

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20.7     The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 20 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

21.	PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

22.	PATENT INFRINGEMENT

22.1     In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee's right to initiate a suit against such infringer for infringement under Paragraph 22.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

22.2      If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents' prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

22.3      If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents' consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents' suit or any judgment rendered in that suit.

22.4     Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party (in the case of The Regents to the extent of the actual knowledge of the licensing professional responsible for administration of this Agreement) in receipt of such notice under the Act shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

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22.5      Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement, the Parties will share in an apportioned pro-rata share of the recovery which shall be proportional to the litigation costs respectively incurred, provided that in no case shall either Party receive less than-fifteen percent (15%) of the recovery and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. In any suit initiated by The Regents, any recovery with respect to lost royalties and costs in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).

22.6      Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

22.7      Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

22.8      Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

23.	INDEMNIFICATION

23.1     The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents and its officers, employees and agents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 23.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

23.2     During the term of this Agreement (following the Qualified Financing) and for three (3) years following its termination or expiration (but with respect to "products liability" coverage only as of such time that Licensed Products or Licensed Services are put into human use), the Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance (or an equivalent program of self insurance):

23.2.1	Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$2,000,000
Products/Completed Operations Aggregate	$5,000,000
Personal and Advertising Injury	$5,000,000
General Aggregate (commercial form only)	$5,000,000

When the Licensed Products and Licensed Services are put to known human use the product liability coverage should commence. Notwithstanding the foregoing, upon such time of human use of Licensed Products that are (a) implanted and (b) treated as a Class III device by the FDA ("Class III Implanted Licensed Products"), products liability coverage for such Class III Implanted Licensed Products shall be in effect with at least the following limits: $5,000,000 Each Occurrence; $10,000,000 Aggregate.

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23.2.2	The coverage and limits referred to in Paragraph 23.2.1 above will not in any way limit the liability of the Licensee. The Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

-	Provide for thirty (30) days' advance written notice to The Regents of any modification;

-	Indicate that The Regents has been endorsed as an additional insured under the coverage described above;

and

-	Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

23.3     The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 23 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 23 (Indemnification).

24.	NOTICES

24.1     Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

24.1.1	on the date of delivery if delivered in person;

24.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or

24.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Nocimed, LLC
713 Sandoval Way
Hayward, CA 94544
Telephone: 510-489-2400
Facsimile: 510-489-2405
Attention: Jim Peacock, CEO

In the case of The Regents:	For Notices
The Regents of the University of California Office of Technology Management
185 Berry Street, Suite 4603
San Francisco, California 94107
Telephone: (415) 353-4472
Facsimile: (415) 348-1579
Attention: Director
Referring to: UC Case No. SF1997-073-2

For Remittance of Payment
Office of Technology Transfer
Attention: Accounts Receivable
University of California
Office of the President
1111 Franklin Street, 7th Floor
Oakland, California 94607-5200

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25.	ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents' prior written consent, except that such consent will not be required in the case of assignment or transfer to an Affiliate or to a party that succeeds to all or substantially all of Licensee's business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents' standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by the Licensee in violation of this Article 25 (Assignment) will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

26.	WAIVER

No waiver by either party of any breach or default of any of the covenants or agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

27.	FORCE MAJEURE

27.1      Except for the Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27.2      Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of one (1) year.

28.	GOVERNING LAWS; VENUE; ATTORNEYS FEES

28.1     THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

28.2      Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

28.3      The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys' fees in addition to its costs and necessary disbursements.

29.	GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

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30.	COMPLIANCE WITH LAWS

The Licensee shall materially comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in material compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

31.	CONFIDENTIALITY

31.1     The Licensee and The Regents will treat and maintain the other party's proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports ("Proprietary Information") in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as "Data" under the Secrecy Agreements and such Data will be treated as Proprietary Information hereunder.

31.2     The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, to its existing or prospective Sublicensees, shareholders, investors, and shareholders (including general or limited partners) of investors, partners,joint venturers provided that such parties are bound by a like duty of confidentiality as that found in this Article 31 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 31 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

31.3     All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

31.4     Nothing contained herein will in any way restrict or impair the right of the Licensee or The Regents to use or disclose any Proprietary Information:

31.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

31.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

31.4.3	that recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party; and

31.4.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

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The Licensee or The Regents also may use or disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, or other governmental administrative rules or regulations, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

31.5     Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party's Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each paiiy may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

31.6     With regard to biological material received by the Licensee from The Regents, if any, including any cell lines, vectors, genetic material, derivatives, products, progeny or material derived therefrom ("Biological Material"), the Licensee agrees:

31.6.1	not to use the Biological Materials except for the sole purpose of performing under the terms of this Agreement;

31.6.2	not to transfer the Biological Materials to others (except to its employees, agents or consultants who are bound to the Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that the Licensee is not prevented from transferring any Biological Material that is lawfully obtained by the Licensee from sources independent of The Regents;

31.6.3	to safeguard the Biological Materials against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature; and

31.6.4	to destroy all copies of the Biological Materials at the termination or expiration of this Agreement within fifteen (15) days following the effective date of such termination or expiration.

32.	MISCELLANEOUS

32.1     The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32.2     This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

32.3     No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

32.4     This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Letter of Intent (UC Control No. 2007-30-0001 effective May 26, 2006) is hereby terminated; any and all obligations between the Parties otherwise remaining thereunder are hereby replaced by this Agreement or are otherwise relieved.

32.5     In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

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32.6     No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

32.7     In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

32.8     Notwithstanding any provision hereunder to the contrary, the Parties agree that Licensee completing the Qualified Financing shall be a condition precedent to the rights and obligations hereunder between the Parties being given full force and effect, and therefore such rights and obligations do not take effect unless and until the Qualified Financing occurs, and conversely shall automatically take effect immediately upon such Qualified Financing, which Qualified Financing shall be diligently pursued by Licensee and completed no later than six (6) months from the Effective Date hereof, else this Agreement and all of its terms hereunder shall be immediately considered null and void.

32.9     Licensee is represented in this transaction by James C. Peacock, III, Esq., who is Licensee's Chief Executive Officer, but is also an attorney licensed to practice law in the State of California and is a Registered Patent Attorney with the United States Patent and Trademark Office. Mr. Peacock is also an "Of Counsel" consultant to O'Banion & Ritchey LLP, and in that capacity has represented The Regents as its patent attorney, including with respect to previously drafting, filing, and prosecuting certain of the patent applications now included in the Patent Rights hereunder. The Parties have separately negotiated and executed a waiver of, and in any case otherwise hereby waive, any conflict of interest related to Mr. Peacock's past and present representation of The Regents, and his representation of Licensee under this Agreement with The Regents, and regarding O'Banion & Ritchey LLP's on-going representation of The Regents with respect to the Patent Rights hereunder through the attorney work-product of John O'Banion, Esq or other attorney(s) associated therewith.

~The remainder of this page is intentionally left blank.~

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The Parties furthermore acknowledge and agree that: (a) the terms and scope hereof are well understood, fair, and reasonable; (b) each party represents itself only with respect to this Agreement and does not represent the other or have any special relationship carrying any special duties to the other with respect to this Agreement or other negotiations or transactions related hereto; (c) each Party has had ample opportunity to consult with its own independent counsel with respect to the subject matter and terms of this Agreement; and (d) each party ha-; executed this Agreement after having in fact received such advice and counsel of its own independent attorney.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

NOCIMED, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ James C. Peacock III	By:	/s/ Joel B. Kirschbaum
(Signature)
Name:	James C. Peacock III	Name:	Joel B. Kirschbaum
Title:	CEO	Title:	Director, UCSF Office of Technology Management

Date:	1/17/2008	Date:	1/17/2008

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